EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

August 14, 2008

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES SECOND QUARTER

AND SIX MONTHS 2008 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the second quarter and six months ended June 30, 2008.

Net sales for the second quarter ended June 30, 2008 were $11,629,000, compared to $13,576,000 in the same period in 2007. For the second quarter ended June 30, 2008, the Company had a net loss of $833,000, or $.33 per diluted share, compared to a net loss of $152,000, or $0.06 per diluted share in the same period in 2007.

Net sales for the six months ended June 30, 2008 were $20,975,000, compared to $30,107,000 for the same period in 2007. The Company realized a net loss for the six months ended June 30, 2008 of $2,786,000, or $1.11 per diluted share, compared to net income of $229,000, or $.09 per diluted share, for the same period of 2007.

The continuing slowdown in construction activity since the third quarter of 2006 in the Southeastern United States, the Company’s primary trade area, had an adverse effect on the second quarter and six months 2008 results. The decrease in sales from the previous period is primarily a result of weak demand for the Company’s products because of the steep decline in residential construction activity over the last two years.

During the first half of 2008, the Company continued to make investments in its infrastructure, with the addition of new sales and management personnel, as well as making capital improvements to upgrade certain facilities. These actions, together with an investment in inventory to support an expanded line of products for both the residential and commercial markets, was a contributing factor to the increase in sales in the second quarter of 2008 compared to the first quarter of the year. These initiatives have led to a $653,000 reduction in pretax loss in the second quarter of 2008 compared to the first quarter of 2008.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “The present state of the construction industry continues to negatively impact our operating results and provide a challenging environment for our business operations. While sales and losses have improved from the first quarter of 2008, we expect current industry conditions will remain for a period of time and as a result will continue to search for additional expense reduction opportunities to better manage our cost structure. We regularly evaluate the performance of each of our facilities as we look to improve, or close unprofitable locations. We expect the actions previously taken by management and ongoing reductions will also benefit future periods and better position the Company when the construction market rebounds.”

For more information, please refer to the Company’s Form 10-Q for the six months ended June 30, 2008 which was filed with the Securities and Exchange Commission on August 14, 2008.

Page 2 of News Release dated August 14, 2008

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi, Alabama and Louisiana. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, stucco, insulation, doors, windows, lumber and other related products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward- looking statements included in this press release are set forth in the “Forward-Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007

Net Sales	$20,975,000	$30,107,000	$11,629,000	$13,576,000

(Loss) income before income taxes	$(3,171,000)	$351,000	$(1,260,000)	$(242,000)
Income tax benefit (expense)	385,000	(122,000)	427,000	90,000

Net (loss) income	$(2,786,000)	$229,000	$(833,000)	$(152,000)

Net (loss) income per common share - basic	$(1.11)	$.09	$(.33)	$(.06)
Net (loss) income per common share - diluted	$(1.11)	$.09	$(.33)	$(.06)

Weighted average shares outstanding - basic	2,514,720	2,509,748	2,515,430	2,512,958
Weighted average shares outstanding - diluted	2,514,720	2,535,620	2,515,430	2,512,958